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                                                EXHIBIT 11

            IGI, INC. AND SUBSIDIARIES
        COMPUTATION OF NET INCOME PER COMMON SHARE
                   (Unaudited)

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                                    Three months ended
                                 March 31,           March 31,
                                   1995                 1994
Net income for primary
  earnings per share           $  644,109          $  324,035
                               ==========          ==========

Primary:

Weighted average shares outstanding
Common stock equivalents (net of common
  stock deemed reacquired)
based on average market price   8,884,456          8,791,868
                                  226,655            321,210
                                ---------          ---------
Total equivalent shares for
  primary computation           9,777,328          9,113,078
                                =========          =========
Per Share Amounts:
        Primary:
     Net income                     $ .07              $ .04
                                    =====              =====

Fully diluted earnings per share have been omitted as they approximate primary earnings per share.

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